EXHIBIT 99.1
Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Relations Contact:
Irma Gomez-Dib - FD
212-850-5761
irma.gomez-dib@fd.com

Press Release

INSMED ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER AND SIX-MONTHS ENDED JUNE 30, 2010

RICHMOND, VA. August 4, 2010 - Insmed Inc. (Nasdaq CM: INSM), a biopharmaceutical company, today reported results for the second quarter and six months ended June 30, 2010.

Total revenues for the second quarter ended June 30, 2010 were $1.9 million, as compared to $3.0 million for the corresponding period in 2009.  The $1.2 million decline in revenue was due to a combination of $0.9 million in lower cost recovery in the most recent quarter from our Expanded Access Program (“EAP”) for IPLEX™ in the treatment of Amyotrophic Lateral Sclerosis (“ALS”) in Italy, the receipt of $0.3 million in grant revenue for the Myotonic Muscular Dystrophy (“MMD”) trial in the second quarter of 2009 and $30,000 in lower royalty income.  The reduced EAP revenue resulted from the Company’s decision in 2009 to cease patient enrollment in order to preserve inventory for existing patients, while the lower royalty was due to the expiration of a long standing TGF-beta royalty.

Net loss for the second quarter of 2010 was $0.4 million; break even on a per share basis, compared with a net loss of $1.6 million, or $0.01 per share, reported in the second quarter of 2009.  The $1.2 million change in net loss was due to an overall reduction of $1.6 million in operating expenses, a $0.4 million improvement in investment income and a $0.4 million reduction in interest expense, which was partially offset by the $1.2 million reduction in revenues noted above.

The $1.6 million reduction in total expenses resulted from a $0.6 million reduction in research and development expenses (“R&D expenses”) and a $1.0 million decline in selling, general and administrative expenses (“SG&A Expenses”). The lower R&D expenses resulted largely from reduced licensing fees, patent costs and external consulting costs, while the reduced SG&A expenses were principally due to lower external finance advisory fees, combined with separation costs incurred in the second quarter of 2009 associated with the departure of our former CEO due to health reasons.

Investment income for the 2010 second quarter was $0.5 million. This was an increase of $0.4 million over the corresponding quarter of 2009 due to increased returns resulting from improved market conditions.  There was no interest expense for the second quarter of 2010 as compared to $0.4 million for the same quarter in 2009 due to the elimination of the 2005 convertible notes, which were fully repaid in March 2010.

Total revenues for the six months ended June 30, 2010 were $3.8 million, as compared to $5.4 million for the corresponding period in 2009.  The $1.6 million decline in revenue was due to the same factors which impacted our second quarter 2010 revenues; with a $1.0 decline in EAP cost recovery, the receipt of $0.5 million in grant revenue for the MMD trial in the first half of 2009 and $56,000 in lower income from the expired TGF-beta royalty.

Net loss for the first half of 2010 was $0.3 million, break even on a per share basis, compared with net income of $116.2 million, or $0.93 per share, reported in the first half of 2009.  The $116.5 million change was primarily due to the $125.0 million after tax gain on sale of our follow on biologics (“FOB”) assets to Merck in March 2009, together with the $1.6 million reduction in revenues noted above, which were partially offset by an overall reduction of $8.7 million in operating expenses, an $0.8 million improvement in investment income and a $0.6 million reduction in interest expense.

The $8.7 million reduction in total expenses resulted from a $5.8 million reduction in R&D expenses and a $2.9 million decline in SG&A expenses.  The lower R&D expenses reflected the elimination of manufacturing expenses following the sale of our FOB assets in March 2009, while the reduced SG&A expenses were principally due to lower personnel costs associated with the asset sale to Merck which were partially offset by the costs associated with the former CEO separation agreement  during the first half of 2009.

Investment income for the first half of 2010 was $0.9 million.  This was an increase of $0.8 million over the corresponding period of 2009, and was due to improved returns and a significantly higher cash balance invested for the full six months of 2010.  The reduction in interest expense for the first half of 2010 as compared the same period in 2009 was entirely due to the elimination of the 2005 convertible notes, which were fully repaid in March 2010.

As of June 30, 2010, the Company had total cash, cash equivalents and short-term investments on hand of $126.9 million, comprised of $113.5 million in short-term investments, $11.3 million in cash and cash equivalents and $2.1 million in a certificate of deposit.  This compares to $124.3 million as of December 31, 2009.  The $2.6 million increase in cash, cash equivalents and short-term investments was due primarily to the receipt of a $2.0 million income tax refund and a $0.6 million improvement in unrealized gain on investments, as the net cash produced from operating activities of $0.2 million was fully offset by the $0.2 million final payment of our 2005 convertible notes.

Conference Call

To participate in today’s live 8:30 AM ET conference call, please dial 866-783-2141 (U.S. callers) or 857-350-1600 (international), and provide passcode 25517370.  A live webcast of the call will also be available at:
http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=3220391. Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning at 11:30 AM ET on August 4th, at 888-286-8010 (U.S. callers) or 617-801-6888 (international), using passcode 15200240.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein development experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to business strategies, plans and objectives of management and our strategic review process, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may be unsuccessful in identifying or reaching agreement with acquisition or merger candidates, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$11,316	$12,740
Short-term investments	113,472	109,441
Income tax receivable	-	2,023
Accounts receivable, net	190	245
Prepaid expenses	341	159
Total current assets	125,319	124,608

Long-term assets:
Certificate of deposit	2,085	2,085
Deferred financing costs, net	-	2
Total long-term assets	2,085	2,087

Total assets	$127,404	$126,695

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$912	$312
Accrued project costs & other	1,150	1,150
Payroll liabilities	386	580
Interest payable	-	1
Deferred rent	132	132
Deferred revenue	438	398

Convertible debt	-	231
Debt discount	-	(23)
Net convertible debt	-	208

Total liabilities	3,018	2,781

Stockholders' equity:
Common stock; $.01 par value; authorized shares
500,000,000; issued and outstanding shares, 130,295,819 in 2009 and 122,494,010 in 2008	1,303	1,302
Additional paid-in capital	350,372	350,243
Accumulated deficit	(228,336)	(228,076)
Accumulated other comprehensive income:
Unrealized gain on investment	1,047	445
Net stockholders' equity	124,386	123,914

Total liabilities and stockholders' equity	$127,404	$126,695

INSMED INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Royalties	$-	$30	$2	$58
Grant revenue	-	272	-	544
Other expanded access program income, net	1,864	2,738	3,791	4,808
Total revenues	1,864	3,040	3,793	5,410

Operating expenses:
Research and development	893	1,472	1,535	7,340
Selling, general and administrative	1,884	2,874	3,422	6,323
Total expenses	2,777	4,346	4,957	13,663

Operating loss	(913)	(1,306)	(1,164)	(8,253)

Investment income	538	112	935	135
Interest expense	-	(420)	(28)	(662)
Gain on sale of asset, net	-	13	-	127,768
Income (loss) before taxes	(375)	(1,601)	(257)	118,988

Income tax expense	3	-	3	2,794

Net (loss) income	$(378)	$(1,601)	$(260)	$116,194

Basic net (loss) income per share	$(0.00)	$(0.01)	$(0.00)	$0.93

Shares used in computing basic net (loss) income per share	130,249	126,178	130,228	124,360

Diluted net (loss) income per share	$(0.00)	$(0.01)	$(0.00)	$0.93

Shares used in computing diluted net (loss) income per share	130,249	126,178	130,228	124,606

INSMED INCORPORATED
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30,
	2010	2009
Operating activities
Net income	$(260)	$116,194
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	25	601
Stock based compensation expense	129	1,922
Gain on sale of asset, net	-	(127,768)
Changes in operating assets and liabilities:
Accounts receivable	55	(89)
Income tax receivable	2,023	-
Prepaid expenses	(182)	(71)
Accounts payable	600	(566)
Accrued project costs & other	-	(266)
Payroll liabilities	(194)	582
Income tax liability	-	1,250
Deferred rent	-	(65)
Deferred revenue	40	(32)
Restricted stock unit liability	-	(113)
Asset retirement obligation	-	(2,217)
Interest payable	(1)	(10)
Net cash provided by (used in) operating activities	2,235	(10,648)

Investing activities
Cash received from asset sale	-	127,768
Sales of short-term investments	69,239	-
Purchases of short-term investments	(72,668)	(87,763)
Net cash provided by (used in) investing activities	(3,429)	40,005

Financing activities
Proceeds from issuance of common stock	-	580
Repayment of convertible notes	(231)	(785)
Certificate of deposits	-	10
Warrants converted into shares	-	3,493
Other	1	31
Net cash provided by (used in) financing activities	(230)	3,329

Increase (decrease) in cash and cash equivalents	(1,424)	32,686
Cash and cash equivalents at beginning of period	12,740	2,397

Cash and cash equivalents at end of period	$11,316	$35,083